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                                                                    EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is made this 1st day of June, 1997, by and between American HealthChoice, Inc. (AHI), a New York corporation (the "Company"), with its principal offices at 1300 W. Walnut Hill Lane, Irving, Texas 75038 and Jay R. Stucki (the "Executive"), an individual.

                              W I T N E S S E T H:

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company to retain the services of the Executive in the position set forth herein below and to enter into a written agreement embodying the terms of such employment; and

     WHEREAS, the Wingate Board Members specifically requested that Executive, as the brother of the founder and Chief Executive Officer of the Company, stay on board with the Company; and

     WHEREAS, the Executive has a current contract to provide legal services for which the Company wishes to add this Agreement for financial services; and

     WHEREAS, the By-laws of the Company permit the Company to enter into contracts for the employment of officers of the Company; and

     WHEREAS, the Company wishes to assure itself of the financial services of the Executive for the period provided in this Agreement, and the Executive wishes to continue to serve in the employ of the Company in the capacity and on the terms and conditions hereinafter provided.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows:

                                    ARTICLE I

                              EMPLOYMENT AND DUTIES

     SECTION 1.1. EMPLOYMENT. The Company hereby continues to employ the Executive, and the Executive hereby agrees to such continued employment with the Company as an employee of the Company, upon the terms and subject to the conditions hereinafter set forth.


     SECTION 1.2. DUTIES. The Executive shall serve as the Chief Financial Officer. The Executive shall devote substantially all of his business time and energies to the business of the Company. The Executive agrees to perform such services not inconsistent with his position, or his existing contract for legal services, as shall from time to time be assigned to him by the Company's Board of Directors or the President of the Company. The Company recognizes the duties of the current legal agreement with Executive and agrees to keep such agreement in full force and effect.

                                   ARTICLE II

                               TERM OF EMPLOYMENT

     SECTION 2.1. TERM. The Executive shall be employed by the Company for a period commencing on June 1, 1997 and, except as otherwise provided herein, ending two (2) years from such date. The term of this Agreement shall be extended by twelve months from the then effective expiration date if either party fails to give ninety (90) day notice of cancellation prior to the expiration date of this Agreement. The



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period of the Executive's employment hereunder, including any extension or extensions pursuant to the foregoing sentence, is referred to hereinafter as the "Employment Term".

     SECTION 2.2. TERMINATION. This Agreement, and the employment of the Executive hereunder, shall terminate prior to the expiration of the Employment Term in the following manner:

     a.   Retirement.

          (1) This Agreement shall terminate automatically upon the Executive's Retirement, as defined hereinafter.

          (2) For purposes of this Agreement, "Retirement" means the termination of the Executive's employment initiated by the Executive whereby the Executive is entitled to receive an immediately payable benefit, including an early retirement benefit, under the Company's retirement plan generally applicable to its salaried employees or under any retirement arrangement established with respect to the Executive with his consent, in either case, whether or not the Executive commences to receive such benefit at the time of such termination.

          (3) Upon termination of the Executive's employment by reason of Retirement, the Executive shall be entitled to benefits determined in accordance with the Company's retirement, benefit and insurance programs in effect at such time.

     b.   Termination for Cause.

          (1) The Executive's employment under this Agreement may be terminated for cause if Executive fails to cure such breach within thirty (30) days of receiving written notice of said breach. If Executive fails to cure default, the Board of Directors have the right to immediately terminate Executive by holding a special meeting duly called for the purpose of considering the termination of the Executive for cause and at said meeting the Board of Directors decides to terminate for cause, as defined herein. The Executive shall have the right to receive notice of and appear at such meeting, at the Company's expense, to respond to any allegations made against him concerning the contemplated termination.

          (2) As used in this Agreement, "cause" shall be deemed to mean one or more of the following:

               (a) The Executive's embezzlement or misappropriation of funds;

               (b) The Executive's conviction of a felony involving moral turpitude;

               (c) The Executive's commission of intentional material acts of dishonesty or fraud;

               (d) The Executive's breach of any material provision of this Agreement;

               (e) The Executive's habitual or willful neglect of his duties;

               (f) The Executive's breach of fiduciary duty to the Company involving personal profit; or

               (g) The Executive's conviction of a duty to the Company or its stockholders imposed by law.


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          (3) In the event that the Board of Directors acts to terminate the
     Executive for cause in accordance with paragraph (1), the Executive shall be paid all compensation and other sums, in one lump sum, due to him through the date of termination, including, without limitation, reimbursements for allowable expenses incurred by the Executive, and shall be entitled to receive other benefits herein provided at the Company cost for the remaining term of this Agreement.

     c.   Termination Without Cause.

          (1) The Company may, at any time, terminate this Agreement without cause on ninety (90) days' written notice to the Executive.

          (2) As used in this Agreement, the phrase "termination without cause" means termination of employment other than:

               (a) Termination pursuant to Section 2.2.b. of this Agreement; or

               (b) Termination pursuant to Section 2.2.d. of this Agreement; or

               (c) The Executive's voluntary termination of his employment pursuant to Section 2.2.a.

          (3) If the Executive's employment with the Company is terminated without cause, then;

               (a) Where the termination without cause occurs within six (6) months of the date of employment, the Company will continue to pay as liquidated damages his then current Base Salary (as defined herein) for the next ninety (90) days immediately following the date of such termination (the "Severance Period");

               (b) Where the termination without cause occurs after six (6) months of the date of employment, the Company will continue to pay as liquidated damages his then current Base Salary for the remaining contract term (the "Severance Period");

          (4) If the Executive's employment with the Company is terminated without cause:

               (a) The Executive shall be deemed to be an "Executive" of the Company for the applicable Severance Period with respect to any health insurance plans maintained by the Company in which the Executive is eligible and participating at the time of such termination and the Executive shall be entitled to continued coverage, if applicable, during such Severance Period.

     d.   Termination Upon Death or Disability.

          (1) If the Executive dies or becomes permanently disabled to the extent that he is unable to perform his duties under this Agreement, at such time as he is determined to be permanently disabled or upon death, he shall be deemed terminated and he, his heirs, or assigns, as applicable, shall receive an amount equal to one hundred percent (100%) of his Base Salary for two (2) months, plus any bonus compensation to which the Executive would be entitled, pro rated to the date of death or permanent disability; provided, however, that the payment of such Base Salary shall be reduced by an amount equal to the sum of all benefits



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     received by the Executive from (i) federal or state disability programs or
     (ii) any private disability plan provided by the Company. Payment of such sum shall be made in accordance with Section 3.1 hereof.

          (2) For purposes of this Agreement, the term "permanently disabled" shall mean the Executive's inability to perform services by reason of illness or other incapacity for a period of more than two (2) months, established by medical evidence satisfactory to the Company.

          (3) All other benefits to which the Executive may be entitled following the Executive's termination for death or disability shall be determined in accordance with the plans, policies and practices of the Company then in effect.

     SECTION 2.3. OTHER OCCURRENCES UPON TERMINATION. Upon termination of this
Agreement:

          a. The Company's obligation to provide the Executive with compensation and benefits as provided herein shall discontinue after the expiration date and any extensions of this Agreement except as otherwise required by law or as herein set forth in this Section 2.

          b. The Executive shall comply fully with the provisions of Section 4.4.e. hereof, including, without limitation, the surrender to the Company's designated agent of all property of the Company belonging thereto that is in the possession, custody or control of the Executive at the time of termination, including, but not limited to, keys, files, furnishings, reports, records, documents and the like; and

          c. With respect to any stock options, restricted stock, incentive plans, deferred compensation arrangements or other plans or programs in which the Executive is participating at the time of termination of his employment, the Executive's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by the Executive which may then be in effect.

     SECTION 2.4. MITIGATION OF AMOUNTS PAYABLE UPON TERMINATION. The Executive shall not be required to mitigate the amount of any payment provided for in this
Section 2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 2 be reduced by any compensation earned by the Executive as the result of employment by another employer after the date of the Executive's termination of employment, or otherwise.

                                   ARTICLE III

                            COMPENSATION AND BENEFITS

     SECTION 3.1. BASE SALARY.

          a. For all services rendered by the Executive during his employment under this Agreement, the Company shall pay the Executive as compensation a salary at the rate of $110,000.00 per year, increased annually on June 1st of each year by ten thousand dollars ($10,000), commencing June 1st, 1997. Plus any additional increase in salary which the Board of Directors of the Company may approve for the Executive. All taxes and governmentally required withholdings shall be deducted in conformity with applicable laws.

          b. During the Employment Term, the Executive's salary shall be reviewed at least annually. Such review shall be conducted by the Board of Directors of the Company, or a committee designated by the Board of Directors, and such Board or committee may increase, but not decrease, said salary.


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     SECTION 3.2. BONUS. In addition to such compensation as is to be payable to the Executive pursuant to the provisions of Section 3.1, the Executive shall be entitled to receive bonuses defined as follows:

     a. Signing: AHI will issue thirty thousand (30,000) shares of restricted Company common stock, par value $0.001 as fully paid.

     b. For each year this Agreement remains in effect the Company will issue another thirty thousand (30,000) restricted shares to Executive, with priority "piggy back" registration rights.

     SECTION 3.3. STOCK OPTIONS.

     a. The Company will grant to employee two hundred (200,000) options, at the market price ($2.344) as confirmed at the June 24, 1997 board meeting.

     b. For each year this Agreement remains in effect the Company will issue another two hundred thousand (200,000) options to Executive at the then market price as determined by the anniversary date of this Agreement.

     c. For purposes of this section, said options shall be freely tradable and issued, if necessary, under an S-8 registration. Said Options shall not be exercised at a rate greater than 50,000 every four (4) months, however Executive can sell immediately the amount of shares needed to cover his tax liability. Executive shall have five (5) years in which to exercise said options after Company grants said options.

     SECTION 3.4. BENEFITS. In addition to, and not in lieu of, Base Salary, bonus or other compensation payable to the Executive hereunder, the Executive shall be entitled to the following benefits:

          a. Employee Benefits. The Executive shall be entitled to participate in the employee benefit programs generally available to employees of the Company, and to receive such benefits for which his level of employment makes him eligible, all in accordance with the Company's policies as in effect from time to time during the Employment Term.

          b. Health Insurance: Health insurance will be paid by the Company for the employee, spouse, and children living at home effective with date of employment.

          c. Vacations. The Executive shall be entitled to three (3) weeks of vacation (pro rated for periods of less than 12 months), or such greater length of time as may be approved from time to time by the Board of Directors of the Company during each full year of his employment hereunder, with full pay in accordance with the vacation policy of the Company, such vacation to be taken by the Executive at such time or times as are consistent with the reasonable business needs of the Company. Vacation shall accrue as of the date hereof with respect to the Company's fiscal year 1997, and thereafter, any accrued vacation time not used during the year in which it is available to be taken will be lost.



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          d. Business Expenses. The Executive shall be reimbursed in accordance with Company policies for any and all necessary and reasonable business expenses incurred by the Executive during the Employment Term.

          e. Holidays. The Executive shall be entitled to such holidays as the Board of Directors may approve for all employees of the Company.

          f. Sick Leave. The Executive shall be entitled to a maximum of five
     (5) days paid sick leave per year because of sickness or accident.

          g. Dues and Licenses. The Company will pay on behalf of the Executive his annual licenses and dues to professional organizations directly tied to his duties under this agreement.

          h. Continuing Professional Education. The Company will support the Executive's annual continuing professional education (CPE) requirements of forty (40) hours per year. Accordingly, the Company will reimburse the Executive to attend such professional meetings and seminars, to cover expenses for materials, course fees, travel, lodging, meals, etc.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

     SECTION 4.1. REDUCTION OF PAYMENTS. If any payment to or for the benefit of the Executive under this Agreement, either alone or together with other payments to or for the benefit of the Executive, would constitute a "parachute payment" (as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments under this Agreement shall be reduced to the largest amount that will minimize or eliminate both the imposition of the excise tax imposed by Section 4999 of the Code and the disallowance of deductions to the Company under Section 280G of the Code of any such payments. The determination of any reduction in the payments under this Agreement pursuant to this Section shall be made by the Company's independent accountants.

     SECTION 4.2. INDEMNIFICATION. The Company will indemnify the Executive (and his legal representative or other successors) to the fullest extent permitted, including but not limited to payment of expenses in advance of final disposition of a proceeding. The Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, but not limited by said policies for the Company's obligation to advanced legal fees regardless of the allegations made, and to the maximum extent of the coverage available for any Company officer or director against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company, or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

     SECTION 4.3. COVENANT NOT TO COMPETE WITH THE COMPANY.

          a. If this Agreement is terminated for any reason, the Executive, for a period of one (1 ) year after the date of termination (the "Noncompete Term"), shall not directly or indirectly own, manage, operate or control, or be employed by or participate in or be connected in any manner with the ownership, management, operation, or control of, any business or type of business, located within a ten (10) mile radius of any facility owned or operated by any member of the Company Group (as


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     defined below), which renders medical, chiropractic or physical therapy services competitive with those of such member.

          b. In addition, the Executive agrees that for the duration of the Noncompete Term, he will not, either directly or indirectly: (i) make any use of or make known to any competing person, firm, or corporation the names or addresses of any potential or pending acquisition and/or the names of the patients of any member of the Company Group or any other information pertaining to said businesses, acquisitions, and/or patients; (ii) call on, solicit or take away, or attempt to call on, solicit or take away, any of the business, acquisitions, and/or patients of any member of the Company Group with whom the Executive became acquainted during his employment or association with the Company or any other member of the Company Group, for commercial or competitive purposes either for himself or for any other person, firm, or corporation; or (iii) solicit or take away or attempt to solicit or take away any person then employed (including any employee who had been employed by the Company or any other member of the Company Group within six (6) months prior to the time of the termination of this Agreement) by the Company or any other member of the Company Group, for purposes of employment by or any consulting relationship with himself or any other person, firm or corporation.

          c. As used herein, the phrase "Company Group" means the Company, and any entity that directly or indirectly controls, is controlled by, or is under common control with, the Company, and for purposes of this definition "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

          d. Notwithstanding the provisions of paragraph a above this Section 4.3, the Executive may invest in the securities of any enterprise (but without otherwise participating in the activities of such enterprise) if
     (i) such securities are listed on any national or regional securities exchange or have been registered under Section 12(9) of the Securities Exchange Act of 1934 and (ii) the Executive does not beneficially own (as defined in Rule 1 3d-3 promulgated under the Securities Exchange Act of
     1934) in excess of 5% of the outstanding capital stock of such enterprise.

          e. The Executive agrees that if a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 4.3 is overly restrictive and unenforceable, the court may reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that if a court of competent jurisdiction determines that any provision of this Section 4.3 is invalid or against public policy, the remaining provisions of this Section
     4.3 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

          f. The Executive acknowledges that the business of the Company and the other members of the Company Group is national in scope and that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company's and the other members of the Company Group's investment in their respective businesses and the goodwill thereof. The Executive acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Executive has been engaged in the business of the Company, the Executive's reputation in the markets for the businesses of the Company and the other members of the Company-Group and the Executive's relationship with the patients of the members of the Company Group. The



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     Executive further acknowledges that the restrictions contained herein are not burdensome to the Executive in light of the consideration paid therefor and the other opportunities that remain open to the Executive. Moreover, the Executive acknowledges that he has other means available to him for the pursuit of his livelihood.

          g. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this
     Section 4.3 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     SECTION 4.4. CONFIDENTIALITY; SPECIFIC PERFORMANCE.

          a. The Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes, or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any other member of the Company Group, any Trade Secrets (as defined below) of the Company without first obtaining the written consent of the Company.

          b. The Executive will not at any time during his employment with the Company or for a period of two (2) years after termination of his employment, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any other member of the Company Group, any Confidential Information (as defined below) of the Company or any other member of the Company Group which is disclosed to or learned by the Executive during employment with the Company. The Executive acknowledges that Confidential Information and materials developed by the Executive, or Confidential Information and materials received by the Company in confidence from third parties, are also included within the meaning and provisions of this Section.

          c. As used herein, "Trade Secrets" means the whole or any portion or phase of technical information, design, process, procedure, formula or improvement known or used by the Company or any other member of the Company Group that is valuable and secret (in the sense that it is not generally known to competitors of the Company). To the extent consistent with the foregoing, Trade Secrets include (without limitation) the specialized information and technology that provide any member of the Company Group with an advantage over competitors or potential competitors in its industry.

          d. As used herein, "Confidential Information" means, with respect to any person, any data or information known by that person related to the business of the person, other than Trade Secrets, that is of competitive significance to the person and not generally known by or available to the public or are maintained as confidential by such person. To the extent consistent with the foregoing, Confidential Information" includes (without limitation): patient records; cost data (such as labor or material costs pertaining to services) of the Company; the identity and location of vendors and the terms of sales (including prices) negotiated with such vendors; data relating to sales - by patient, by location, by service category, or by sales price; patient lists; financial information that has not been released to the public; future business plans, marketing strategies, or advertising campaigns; and personnel files.

          e. The Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom in any way relating to the business of the Company and any other member of the Company Group, except that he may retain personal notes, notebooks and diaries. The Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any other member of the Company Group.

          f. The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of this
     Section 4.4 would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     SECTION 4.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue for all claims, disputes and actions arising under or related to this agreement shall be Irving, Texas. All parties to this agreement agree to submit to the jurisdiction of the appropriate court for Irving, Texas.

     SECTION 4.6. ENTIRE AGREEMENT: AMENDMENTS; EFFECTIVENESS. This Agreement shall supersede any and all existing employment, change in control or severance agreements between the Executive and the Company or any of its respective affiliates and contains the entire understanding of the parties with respect to the employment of the Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein. No provisions of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by each of the parties hereto. This agreement and any amendment hereto shall not be effective unless and until signed by the company and the executive.

     SECTION 4.7. NO WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     SECTION 4.8. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     SECTION 4.9. SUCCESSORS. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate. This Agreement shall not be assignable by the Executive.

     SECTION 4.10. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth in the opening of this Agreement; provided that all notices to the Company shall be directed to the attention of the President, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     SECTION 4.11. HEADINGS. The headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

     SECTION 4.12. ENFORCEMENT. In the event either party resorts to legal action to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorneys' fees.

     SECTION 4.13. COUNTERPARTS. This Agreement (and any written amendment thereto) may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     SECTION 4.14. SURVIVAL OF THE EXECUTIVE'S OBLIGATIONS. The Executive's obligations under this Agreement shall survive regardless of whether the Executive's employment by the Company is terminated, voluntarily or involuntarily, by the Company or the Executive, with or without cause.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


EXECUTIVE:                                          COMPANY:

/s/ Jay R. Stucki                       American HealthChoice, Inc.

                                        By: /SIG/
                                            President

                                            and

                                            Directors of Compensation Committee

                                            By:   /SIG/
                                                  President